LP Building Solutions Reports First Quarter 2026 Results, Updates Guidance
NASHVILLE, Tenn. (May 6, 2026) – Louisiana-Pacific Corporation (LP) (NYSE: LPX), a leading manufacturer of high-performance building products, today reported its financial results for the three months ended March 31, 2026.
Key Highlights for First Quarter 2026, Compared to First Quarter 2025
•Siding net sales decreased by $42 million, or 10%, to $360 million
•Oriented Strand Board (OSB) net sales decreased by $99 million to $168 million
•Consolidated net sales decreased by $149 million to $574 million
•Net income was $27 million, a decrease of $64 million
•Net income per diluted share was $0.39 per diluted share, a decrease of $0.91 per diluted share
•Adjusted EBITDA(1) was $82 million, a decrease of $80 million
•Adjusted Diluted EPS(1) was $0.38 per diluted share, a decrease of $0.95 per diluted share
•Cash used in operating activities was $38 million

(1) This is a non-GAAP financial measure. See “Use of Non-GAAP Information,” and “Reconciliation of Net Income to Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Income, and Non-GAAP Adjusted Diluted EPS" below for additional information regarding non-GAAP measures.
Capital Allocation Update
•Invested $61 million in capital expenditures during the first quarter of 2026
•Paid $21 million in cash dividends during the first quarter of 2026
•Total liquidity of approximately $900 million as of March 31, 2026
“LP’s teams responded to an increasingly volatile macroeconomic backdrop with resilience, operating safely and efficiently to deliver results that met or exceeded our guided ranges,” said LP Chief Executive Officer Jason Ringblom.
Outlook
LP is providing financial guidance for the second quarter of 2026 and full year 2026 as set forth in the table below. Guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below under “Forward-Looking Statements.”

	Second Quarter 2026	Full-Year 2026
Siding Net Sales Year-Over-Year Growth	$435-445 million (~4% decline)	$1.65-1.67 billion (~2% decline)
Siding Adjusted EBITDA(2)	$115-120 million (~26% margin(2)(3))	$410-425 million (25-26% margin(2)(3))
OSB Adjusted EBITDA(2)(4)	$(10) million	$(40) million
Consolidated Adjusted EBITDA(2)(4)(5)	$100-105 million	$345-360 million
Capital Expenditures(6)		~$390 million
(2) This is a non-GAAP financial measure. Reconciliation of Siding Adjusted EBITDA, OSB Adjusted EBITDA, and consolidated Adjusted EBITDA guidance to the closest corresponding GAAP measure on a forward-looking basis is not available without unreasonable efforts. Our inability to reconcile these measures results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliation. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliation, such as loss on impairment attributed to LP, business exit credits and charges, product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, and other non-operating items, that would be required to be included in the comparable forecasted U.S. GAAP measures. LP expects that these adjustments may potentially have a significant impact on future U.S. GAAP financial results.
(3) This is a non-GAAP financial measure and is calculated as Siding Adjusted EBITDA divided by net sales.
(4) The second quarter and full year OSB Adjusted EBITDA are based on the assumption that OSB prices published by Random Lengths remain unchanged from those published on May 1, 2026 (this is an assumption for modeling purposes and not a price forecast).
(5) For purposes of calculating the second quarter and full year 2026 consolidated Adjusted EBITDA, it has been assumed that other operations will contribute approximately $(5)M and $(25)M in the second quarter and full year, respectively.
(6) Capital expenditures related to strategic growth and sustaining maintenance projects are expected to be approximately $200 million and $190 million, respectively, for full year 2026.

First Quarter 2026 Highlights
Net sales for the first quarter of 2026 fell year over year by $149 million to $574 million. Siding revenue decreased by $42 million or 10%, primarily due to 9% higher prices offset by 18% lower volumes. OSB revenue decreased by $99 million, driven by a decline in both prices and volumes.
Net income for the first quarter of 2026 decreased year over year by $64 million to $27 million ($0.39 per diluted share). The decline primarily reflects an $80 million decrease in Adjusted EBITDA, partially offset by a benefit of $16 million related to the reduction in tax provision. The year-over-year decrease in Adjusted EBITDA includes a $66 million impact from lower OSB prices, $10 million from lower OSB volumes, and a $35 million impact from lower Siding volumes. These decreases were partially offset by a $27 million benefit from higher Siding prices.
Segment Results
Siding
The Siding segment serves diverse end markets with a broad product portfolio of engineered wood siding, trim, soffit, and fascia. Our Siding is offered primed (LP® SmartSide® Trim & Siding, LP BuilderSeries® Lap Siding, and LP® Outdoor Building Solutions®) and prefinished (LP® SmartSide® ExpertFinish® Trim & Siding) to meet the needs of builders and installers in new construction and repair and remodeling applications.
Segment sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Three Months Ended March 31,
	2026	2025	% Change
Net sales	$360	$402	(10)%
Adjusted EBITDA	101	106	(5)%

	Three Months Ended March 31, 2026 versus 2025
	Average Net Selling Price	Unit Shipments
Siding	9%	(18)%
For the three months ended March 31, 2026, Siding net sales decreased year over year by $42 million, reflecting higher prices offset by lower volumes. The increase in pricing was attributable to the annual price increase, favorable sales mix, and a slight reduction in rebate expense compared to the prior year.
Adjusted EBITDA for the Siding segment decreased year over year by $5 million, with pricing improvements contributing $27 million, which were more than offset by $35 million of lower volumes.
Oriented Strand Board (OSB)
The OSB segment manufactures and distributes OSB structural panel products, including the innovative value-added OSB product portfolio known as LP® Structural Solutions (which includes LP® FlameBlock® Fire-Rated Sheathing, LP BurnGuard™ FRT OSB, LP WeatherLogic® Air & Water Barrier, LP® TechShield® Radiant Barrier Sheathing, LP Legacy® Premium Sub-Flooring, and LP® TopNotch® 350 Durable Sub-Flooring).
Segment sales and Adjusted EBITDA for this segment were as follows (dollar amounts in millions):

	Three Months Ended March 31,
	2026	2025	% Change
Net sales	$168	$267	(37)%
Adjusted EBITDA	(12)	54	(122)%

	Three Months Ended March 31, 2026 versus 2025
	Average Net Selling Price	Unit Shipments
OSB - Structural Solutions	(21)%	(18)%
OSB - Commodity	(31)%	(12)%

For the three months ended March 31, 2026, OSB net sales decreased year over year by $99 million primarily driven by lower OSB prices and a decline in sales volumes.
Adjusted EBITDA for OSB for the same period decreased year over year by $66 million, reflecting the impact of lower OSB prices and a decline in sales volumes.
Other
Other operations include the Company's South American business that manufactures and distributes OSB structural panels and siding products in South America and certain export markets. Other operations also include timber and timberlands as well as other minor products, services, and closed operations, which do not qualify as discontinued operations. Additionally, other includes unallocated corporate expenses. Other net sales decreased by $8 million for the three months ended March 31, 2026, primarily due to a decline in OSB sales volumes. Adjusted EBITDA for the same period decreased year over year by $9 million, driven primarily by a decline in Other net sales.
Conference Call
LP will hold a conference call to discuss this release today at 11 a.m. Eastern Time (8 a.m. Pacific Time). Investors will have the opportunity to listen to the conference call live by going to investor.lpcorp.com. For those who cannot listen to the live broadcast, the recorded webcast and accompanying presentation will be available to the public by going to investor.lpcorp.com and clicking “Events” under the “News & Events” header.
About LP Building Solutions
As a leader in high-performance building solutions, Louisiana-Pacific Corporation (LP Building Solutions, NYSE: LPX) manufactures engineered wood products that meet the demands of builders, remodelers and homeowners worldwide. LP’s extensive portfolio of innovative and dependable products includes Siding (LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP BuilderSeries® Lap Siding, and LP® Outdoor Building Solutions®), LP® Structural Solutions (LP® FlameBlock® Fire-Rated Sheathing, LP BurnGuard™ FRT OSB, LP WeatherLogic® Air & Water Barrier, LP® TechShield® Radiant Barrier Sheathing, LP Legacy® Premium Sub-Flooring, and LP® TopNotch® 350 Durable Sub-Flooring) and LP® Oriented Strand Board. In addition to product solutions, LP provides industry-leading customer service and warranties. Since its founding in 1972, LP has been Building a Better World™ by helping customers construct beautiful, durable homes while shareholders build lasting value. Headquartered in Nashville, Tennessee, LP operates over 20 manufacturing facilities across North and South America. For more information, visit LPCorp.com.
Forward-Looking Statements
This news release contains statements concerning Louisiana-Pacific Corporation’s (LP) future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon the beliefs and assumptions of, and on information currently available to, our management; assumptions upon which such forward-looking statements are based are also forward-looking statements. Forward-looking statements can be identified by words such as “may,” “will,” “could,” “should,” “believe,” “expect,” “anticipate,” “assume,” “intend,” “plan,” “seek,” “estimate,” “project,” “target,” “potential,” “continue,” “likely,” or “future,” as well as similar expressions, or the negative or other variations thereof. Forward-looking statements include other statements regarding matters that are not historical facts, including without limitation, plans for product development, forecasts of future costs and expenditures, possible outcomes of legal proceedings, capacity expansion and other growth initiatives, the adequacy of reserves for loss contingencies, and any statements regarding the Company’s financial outlook. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: changes in governmental fiscal, trade, and monetary policies, including the imposition of higher or new tariffs, trade barriers, and levels of employment; changes in general and global economic conditions, including impacts from rising inflation, supply chain disruptions, new, ongoing, or escalated geopolitical or military conflicts or tensions; the commodity nature of a segment of our products and the prices for those products, which are determined in significant part by external factors such as total industry capacity and wider industry cycles affecting supply and demand trends; changes in the cost and availability of capital; changes in the cost and availability of financing for home mortgages; changes in the level of home construction and repair and remodel activity, including as a result of labor shortages; changes in competitive conditions and prices for our products; changes in the relationship between supply of and demand for building products; changes in the financial or business conditions of third-party wholesale distributors and dealers of building products; changes in prices and the relationship between the supply of and demand for raw materials, including wood fiber and resins, used in manufacturing our products; changes in the cost and availability of energy, primarily natural gas, electricity, and diesel fuel; changes in the cost and availability of transportation, including transportation services provided by third parties; our dependence on third-party vendors and suppliers for certain goods and services critical to our business; operational and financial impacts from manufacturing our products internationally; difficulties in the development, launch or production ramp-up of new products; our ability to attract and retain qualified executives, management and other key employees; the need to formulate and implement effective succession plans from time to time for key members of our management team; impacts from public health issues (including global pandemics) on the economy, demand for our products or our operations, including the actions and recommendations of governmental authorities to contain such public health issues; our ability to identify and successfully complete and integrate acquisitions, divestitures, joint ventures, capital investments and other corporate strategic transactions; unplanned interruptions to our manufacturing operations, such as explosions, fires, inclement weather, natural disasters, accidents, equipment failures, labor shortages or disruptions, transportation interruptions, supply interruptions, public health issues (including pandemics and quarantines), riots, civil insurrection or social unrest, looting, protests, strikes, and street demonstrations; changes in global or regional climate conditions, the impacts of climate change, and potential government policies adopted in response to such conditions; changes in other significant operating expenses; changes in currency values and exchange rates between the U.S. dollar and other currencies, particularly the Canadian dollar, Brazilian real, Chilean peso, and Argentine peso; changes in, and compliance with, general and industry-specific laws and regulations, including environmental and health and safety laws and regulations, the U.S. Foreign Corrupt Practices Act and anti-bribery laws, laws related to our international business operations, and changes in building codes and standards; changes in tax laws and interpretations thereof; changes in circumstances giving rise to environmental liabilities or expenditures; warranty costs exceeding our warranty reserves; challenges to or exploitation of our intellectual property or other proprietary information by our competitors or other third parties; the resolution of existing and future product-related litigation, environmental proceedings and remediation efforts, and other legal or environmental proceedings or matters; the effect of covenants and events of default contained in our debt instruments; the amount and timing of any repurchases of our common stock and the payment of dividends on our common stock, which will depend on market and business conditions and other considerations; cybersecurity events affecting our information technology systems or those of our third-party providers and the related costs and impact of any disruption on our business; and acts of public authorities, war, political or civil unrest, natural disasters, fire, floods, earthquakes, inclement weather, and other matters beyond our control.
For additional information about factors that could cause actual results, events, and circumstances to differ materially from those described in the forward-looking statements, please refer to LP’s filings with the Securities and Exchange Commission (SEC). We urge you to consider all of the risks, uncertainties, and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this news release. We cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made today are as of the date of this news release. Except as required by law, LP undertakes no obligation to update any such forward-looking statements to reflect new information, subsequent events, or circumstances.

Use of Non-GAAP Information
When evaluating the Company's performance on a GAAP basis, management utilizes certain non-GAAP financial measures as defined by SEC Regulation G and Regulation S-K Item 10(e). These measures exclude the impact of specific costs, expenses, gains, and losses to evaluate our overall operating performance. Management believes these non-GAAP measures provide users of the financial information with additional meaningful comparison to prior periods, as they generally exclude items that are outside of the normal course of our business or beyond management's control. It is important to note that non-GAAP financial measures do not have standardized definitions and are not defined by U.S. GAAP. In this press release, Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS (as each defined below) are non-GAAP measures that are used by management and external users of our condensed consolidated financial statements such as investors, industry analysts, and lenders.
Adjusted EBITDA is defined as net income excluding interest expense, provision for income taxes, depreciation and amortization, stock-based compensation expense, loss on impairment, business exit credits and charges, product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, pension settlement charges, other non-operating income (expense), income from discontinued operations, net of income taxes, and net income attributed to noncontrolling interest. We have included Adjusted EBITDA in this report because we view it as an important supplemental measure of our performance and believe that it is frequently used by interested persons in the evaluation of companies that have different financing and capital structures and/or tax rates.
Adjusted Income is defined as net income, excluding loss on impairment, business exit credits and charges, product-line discontinuance charges, interest expense outside of normal operations, other operating credits and charges, net, loss on early debt extinguishment, gain (loss) on acquisition, pension settlement charges, income from discontinued operations, net of income taxes, net income attributed to noncontrolling interest, foreign currency gains and losses, and adjusting for a normalized tax rate. Adjusted Diluted EPS is calculated as Adjusted Income divided by diluted shares outstanding, which is a non-GAAP financial measure. We believe that Adjusted Diluted EPS and Adjusted Income are useful measures for evaluating our ability to generate earnings and that providing these measures should allow interested persons to more readily compare the earnings for past and future periods.
During the first quarter of 2026, the Company updated the definition of Adjusted Income to exclude foreign currency gains and losses. These gains and losses primarily arise from the remeasurement of all monetary assets and liabilities including intercompany notes that are denominated in a different currency than the entity's functional currency. The exclusion of these items helps management compare changes in operating results between periods that might otherwise be obscured due to currency fluctuations. The Company believes this exclusion provides investors with a clearer view of underlying operating performance by removing the effects of currency fluctuations that are largely outside of the Company's control and do not reflect its core business activities. For comparability and consistency, all prior period Adjusted Income and Adjusted Diluted EPS measures have been recast to conform to the current presentation. The impact of this update for the three months ended March 31, 2025, resulted in an increase to Adjusted Income and Adjusted Diluted EPS of $4 million and $0.06, respectively.
Reconciliations of Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS to their most directly comparable U.S. GAAP financial measures, net income and net income per share of common stock - diluted, respectively, are presented below. Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS are not substitutes for the U.S. GAAP measures of net income and net income per share of common stock - diluted or for any other U.S. GAAP measures of operating performance. It should be noted that other companies may present similarly titled measures differently, and therefore, as presented by us, these measures may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS have material limitations as performance measures because they exclude items that are actually incurred or experienced in connection with the operation of our business.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended March 31,
	2026	2025
Net sales	$574	$724
Cost of sales	(459)	(526)
Gross profit	115	197
Selling, general, and administrative expenses	(78)	(75)
Other operating credits and charges, net	(2)	(2)
Income from operations	34	120
Interest expense	(4)	(3)
Investment income	2	4
Other non-operating (expense) income	3	(5)
Income before income taxes	36	116
Provision for income taxes	(9)	(26)
Net income	$27	$91

Net income per share of common stock:
Basic	$0.39	$1.30
Diluted	$0.39	$1.30

Average shares of common stock used to compute net income per share:
Basic	70	70
Diluted	70	70

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(AMOUNTS IN MILLIONS)

	March 31, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$164	$292
Receivables, net	155	127
Inventories	416	363
Prepaid expenses and other current assets	26	28
Total current assets	760	809

Property, plant, and equipment, net	1,715	1,709
Timber and timberlands	12	13
Operating lease assets, net	23	23
Goodwill and intangible assets	21	22
Investments in and advances to affiliates	18	17
Other assets	25	25
Deferred tax assets	7	8
Total assets	$2,581	$2,627

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$233	$285
Income tax payable	—	5
Total current liabilities	233	291

Long-term debt	348	348
Deferred income taxes	189	177
Non-current operating lease liabilities	21	22
Contingency reserves	26	26
Other long-term liabilities	33	33
Total liabilities	850	896

Stockholders’ equity:
Common stock	85	85
Additional paid-in capital	509	508
Retained earnings	1,627	1,621
Treasury stock	(388)	(385)
Accumulated comprehensive loss	(103)	(98)
Total stockholders’ equity	1,730	1,731
Total liabilities and stockholders’ equity	$2,581	$2,627

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(AMOUNTS IN MILLIONS)

	Three Months Ended March 31,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$27	$91
Adjustments to net income:
Depreciation and amortization	38	35
Stock-based compensation expense	7	5
Deferred taxes	14	—
Foreign currency remeasurement and transaction (gains) losses	(4)	1
Other adjustments, net	(5)	(1)
Changes in assets and liabilities (net of acquisitions and divestitures):
Receivables	(17)	(36)
Inventories	(51)	(37)
Prepaid expenses and other current assets	3	—
Accounts payable and accrued liabilities	(33)	(4)
Income taxes payable, net of receivables	(16)	11
Net cash (used in) provided by operating activities	(38)	64
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant, and equipment additions	(61)	(64)
Net cash used in investing activities	(61)	(64)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of cash dividends	(21)	(20)
Purchase of stock	—	(61)
Other financing activities	(8)	(7)
Net cash used in financing activities	(29)	(87)
EFFECT OF EXCHANGE RATE ON CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	1	3
Net increase (decrease) in cash, cash equivalents, and restricted cash	(128)	(84)
Cash, cash equivalents, and restricted cash at beginning of period	292	340
Cash, cash equivalents, and restricted cash at end of period	$164	$256

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
The following tables present summary data relating to: (i) housing starts within the United States, (ii) our sales volumes, and (iii) our Overall Equipment Effectiveness (OEE) performance. We consider the following items to be key performance indicators for our business because LP’s management uses these metrics to evaluate our business and trends in our industry, measure our performance, and make strategic decisions. We believe that the key performance indicators presented may provide additional perspective and insights when analyzing our core operating performance. These key performance indicators should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the financial measures that were prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). These measures may not be comparable to similarly titled performance indicators used by other companies.
We monitor housing starts, which is a leading external indicator of residential construction in the United States that correlates with the demand for many of our products. We believe that this is a useful measure for evaluating our results and that providing this measure should allow interested persons to more readily compare our sales volume for past and future periods to an external indicator of product demand. Other companies may present housing start data differently, and therefore, as presented by us, our housing start data may not be comparable to similarly titled performance indicators reported by other companies.
The following table sets forth housing starts for the three months ended March 31, 2026 and 2025 (in thousands):

	Three Months Ended March 31,
	2026	2025
Housing starts[1]:
Single-Family	216	229
Multi-Family	106	89
	322	318
1 Actual U.S. housing starts data, in thousands, reported by the U.S. Census Bureau as published through April 29, 2026.
We monitor sales volumes for our products in our Siding and OSB segments, which we define as the amount of our products sold within the applicable period measured in million square feet (MMSF) on a standard 3/8" thickness basis. Evaluating sales volume by product type helps us identify and address changes in product demand, broad market factors that may affect our performance, and opportunities for future growth. It should be noted that other companies may present sales volume data differently, and therefore, as presented by us, sales volume data may not be comparable to similarly titled measures reported by other companies. We believe that sales volumes can be a useful measure for evaluating and understanding our business.
The following table sets forth sales volumes for the three months ended March 31, 2026 and 2025 (in MMSF):

	Three Months Ended March 31,
	2026	2025
Siding	358	435
Total Siding sales volume	358	435

OSB - Structural Solutions	326	398
OSB - Commodity	374	426
Total OSB sales volume	701	824

We measure OEE of each of our mills to track improvements in the utilization and productivity of our manufacturing assets. OEE is a composite metric that considers asset uptime (adjusted for capital project downtime and similar events), production rates, and finished product quality. We believe that when used in conjunction with other metrics, OEE can be a useful measure for evaluating our ability to generate profits, and that providing this measure should allow interested persons to monitor operational improvements. We use a best-in-class target across all LP sites that allows us to optimize capital investments, focus maintenance and reliability improvements, and improve overall equipment efficiency. It should be noted that other companies may present OEE data differently, and therefore, as presented by us, OEE data may not be comparable to similarly titled measures reported by other companies.
OEE for the three months ended March 31, 2026 and 2025 for each of our reportable segments is listed below:

	Three Months Ended March 31,
	2026	2025
Siding	83%	80%
OSB	79%	77%

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
SELECTED SEGMENT INFORMATION
(AMOUNTS IN MILLIONS)

	Three Months Ended March 31,
	2026	2025
NET SALES
Siding	$360	$402
OSB	168	267
Other	46	54
Total Sales	$574	$724

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA, NON-GAAP ADJUSTED INCOME, AND NON-GAAP ADJUSTED DILUTED EPS
(AMOUNTS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended March 31,
	2026	2025
Net income	$27	$91
Add (deduct):
Provision for income taxes	9	26
Depreciation and amortization	38	35
Stock-based compensation expense	7	5
Other operating credits and charges, net	2	2
Product-line discontinuance charges	1	—
Interest expense	4	3
Investment income	(2)	(4)
Other non-operating expense (income)	(3)	5
Adjusted EBITDA	$82	$162

Siding	$101	$106
OSB	(12)	54
Other	(7)	2
Total Adjusted EBITDA	$82	$162

	Three Months Ended March 31,
	2026	2025
Net income per share of common stock - diluted	$0.39	$1.30

Net income	$27	$91
Add (deduct):
Other operating credits and charges, net	2	2
Product-line discontinuance charges	1	—
Foreign currency (gain) loss	(3)	5
Reported tax provision	9	26
Adjusted income before tax	35	123
Normalized tax provision at 25%	(9)	(31)
Adjusted Income	$26	$93
Diluted shares outstanding	70	70
Adjusted Diluted EPS	$0.38	$1.33